Exhibit 99.2

ADVO, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 30, 2006	September 30, 2006
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$24,790	$37,721
Accounts receivable, net	222,554	210,039
Inventories	5,231	3,948
Prepaid postage	4,646	7,002
Prepaid expenses and other current assets	6,238	6,508
Federal income taxes receivable	—	4,677
Deferred income taxes	16,683	13,358

Total current assets	280,142	283,253

Property, plant and equipment	461,759	452,885
Less accumulated depreciation and amortization	(267,355)	(258,276)

Net property, plant and equipment	194,404	194,609

Investment in deferred compensation plan	17,634	16,462
Goodwill	22,835	22,890
Other assets	3,119	3,424

TOTAL ASSETS	$518,134	$520,638

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,500	$—
Accounts payable	55,626	55,041
Accrued compensation and benefits	29,057	29,951
Customer advances	14,450	25,819
Federal and state income taxes payable	9,496	2,467
Accrued other expenses	30,360	26,699

Total current liabilities	141,489	139,977

Long-term debt	124,103	123,974
Deferred income taxes	13,917	23,109
Deferred compensation plan	18,755	17,451
Other liabilities	11,604	12,146

Total liabilities	309,868	316,657

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value (Authorized 5,000,000 shares, none issued)	—	—
Common stock, $.01 par value (Authorized 80,000,000 shares, issued 32,142,396 and 32,075,347 shares, respectively)	321	321
Additional paid-in capital	192,705	188,841
Accumulated earnings	24,766	24,063
Less shares of common stock held in treasury, at cost	(8,956)	(8,949)
Less shares of common stock held in deferred compensation trust	(1,121)	(988)
Accumulated other comprehensive income	551	693

Total stockholders’ equity	208,266	203,981

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$518,134	$520,638

See Accompanying Notes.

ADVO, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three months ended
	December 30, 2006	December 24, 2005
Revenues	$384,279	$358,225
Costs and expenses:
Cost of sales	298,280	276,348
Selling, general and administrative	81,166	59,563
Provision for bad debts	2,701	1,666

Operating income	2,132	20,648

Interest expense	(2,496)	(1,986)
Equity earnings in joint ventures	811	827
Other income, net	26	39

Income before income taxes	473	19,528
Provision (benefit) for income taxes	(229)	7,557

Net income	$702	$11,971

Basic earnings per share	$0.02	$0.38

Diluted earnings per share	$0.02	$0.38

Dividends declared per share	$—	$0.11

Weighted average basic shares	31,527	31,249
Weighted average diluted shares	31,728	31,422

See Accompanying Notes.

ADVO, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three months ended
	December 30, 2006	December 24, 2005
Cash flows from operating activities:
Net income	$702	$11,971
Adjustments to reconcile net income to net cash flows (used) provided by operating activities:
Depreciation	11,368	9,580
Stock-based compensation	2,082	1,510
Amortization of debt issue costs	138	138
Deferred income taxes	(12,527)	(2,659)
Provision for bad debts	2,701	1,666
Equity earnings from joint ventures	(811)	(827)
Other	19	(20)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(15,037)	(14,175)
Inventories	(1,284)	(382)
Prepaid postage	2,356	5,820
Prepaid expenses and other current assets	231	(2,017)
Investment in deferred compensation plan	(216)	(189)
Other assets	141	223
Accounts payable	378	(23,590)
Accrued compensation and benefits	(884)	733
Deferred compensation plan	216	189
Customer advances	(11,366)	472
Federal and state income taxes payable	11,687	9,923
Other liabilities	3,292	1,871
Distributions from equity joint ventures	874	428

Net cash (used) provided by operating activities	(5,940)	665

Cash flows from investing activities:
Expenditures for property, plant and equipment	(11,192)	(10,129)
Proceeds from disposals of property, plant and equipment	6	22

Net cash used by investing activities	(11,186)	(10,107)

Cash flows from financing activities:
Revolving line of credit—net	2,500	4,500
Proceeds from exercise of stock options	1,701	21
Tax benefit from stock transactions	99	—
Treasury stock transactions related to stock awards	(7)	—
Cash dividends paid	(17)	(3,443)

Net cash provided by financing activities	4,276	1,078

Effect of exchange rate changes on cash and cash equivalents	(81)	9

Change in cash and cash equivalents	(12,931)	(8,355)
Cash and cash equivalents at beginning of period	37,721	46,238

Cash and cash equivalents at end of period	$24,790	$37,883

Noncash activities:
Decrease (increase) in the fair market value of interest rate swaps	153	(219)
Deferred compensation plan investment gains	1,089	656

See Accompanying Notes.

ADVO, Inc.

Notes to Consolidated Financial Statements (Unaudited)

1. Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Operating results for the three-month period ended December 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending September 29, 2007. For further information, refer to the consolidated financial statements and footnotes thereto included in ADVO’s annual report on Form 10-K for the fiscal year ended September 30, 2006.

2. Comprehensive Income

Comprehensive income for a period encompasses net income and all other changes in a company’s equity other than from transactions with the company’s owners. The Company’s comprehensive income was as follows:

	Three months ended
	December 30, 2006	December 24, 2005
(In thousands)
Net income	$702	$11,971
Other comprehensive income:
Unrealized gain on derivative instruments	14	154
Foreign currency translation adjustment	(156)	11

Total comprehensive income	$560	$12,136

3. Earnings per Share

Basic earnings per share excludes common stock equivalents, such as stock options, and is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if common stock equivalents, such as stock options, were exercised.

	Three months ended
	December 30, 2006	December 24, 2005
(In thousands, except per share data)
Net income	$702	$11,971

Weighted average basic shares	31,527	31,249

Effect of dilutive securities:
Stock options	98	80
Restricted stock	103	93

Dilutive potential basic shares	201	173

Weighted average diluted shares	31,728	31,422

Basic earnings per share	$0.02	$0.38

Diluted earnings per share	$0.02	$0.38

4. Billing Adjustments Allowance

At the end of fiscal 2006, the Company recorded an allowance for billing adjustments totaling $5.1 million primarily due to order entry issues experienced as a result of the Service Delivery Redesign (“SDR”) implementation. The Company continues to encounter transitional issues with entering and processing customer orders and believes this allowance is necessary for potential billing adjustments that have not yet been processed. At December 30, 2006, based on the available information, management’s estimate of the billing adjustment allowance was $4.0 million.

5. Commitments and Contingencies

In the prior year, the Company had entered into an installment payment plan agreement with a customer in the Company’s telecommunications/satellite retail advertising category whereby this customer would pay its past due balance over approximately 2 years. The Company has continuously monitored the status of its receivable from this customer. During the first quarter, the customer’s business situation changed, and at the end of December the customer stopped paying causing the Company to record an additional $1.4 million allowance increasing the allowance recorded in the prior year. As of December 30, 2006, the Company has fully reserved for this customer receivable.

6. Valassis Merger and Litigation

ADVO entered into a Merger Agreement, dated as of July 5, 2006, with Valassis Communications, Inc. (“Valassis’) and its wholly-owned subsidiary, Michigan Acquisition Corporation (“Merger Sub’), pursuant to which Valassis agreed to acquire ADVO in a merger at a price of $37.00 per share in cash (“Merger Agreement”). The full text of the Merger Agreement was filed as Exhibit 2.1 to the Company’s July 10, 2006 Current Report on Form 8-K.

On August 30, 2006, Valassis filed a complaint against the Company in the Court of Chancery for New Castle County, Delaware (“Delaware Chancery Court”) seeking to rescind the Merger Agreement. On September 8, 2006, the Company filed an answer and counterclaims in response to the complaint filed by Valassis in the Delaware Chancery Court. The trial began on December 11, 2006.

On December 18, 2006, prior to the conclusion of the trial, the Company entered into an amendment to the Merger Agreement (the “Amended Agreement”) with Valassis, in which, among other things, Valassis agreed to pay $33.00 per share in cash for each of the Company’s outstanding shares, plus interest if the closing does not occur on or before February 28, 2007 or the second business day after the Company’s shareholders approve the merger, whichever is later, and substantially all of the conditions to closing were eliminated.

The Amended Agreement was filed as Exhibit 2.1 to the Company’s December 18, 2006 Current Report on Form 8-K. In connection with the Amended Agreement, the parties entered into a stipulation dismissing the Delaware action with prejudice, which was filed with the Delaware Chancery Court on December 19, 2006.

The Company has announced that a special meeting of ADVO shareholders will be held on February 22, 2007 to consider the adoption of the Amended Agreement.

In September 2006, three Securities Class Action lawsuits (Robert Kelleher v. ADVO, Inc., et al., Jorge Coronel v. ADVO, Inc., et al., Richard L. Field v. ADVO, Inc., et al.) were filed against the Company and certain of its officers in the United States District Court for the District of Connecticut by certain shareholders seeking to certify a class of all persons who purchased ADVO stock between July 6, 2006 and August 30, 2006. These complaints generally allege the Company violated federal securities law by making a series of materially false and misleading statements concerning the Company’s business and financial results in connection with the proposed merger with Valassis and, as a result, the price of the Company’s stock was allegedly inflated.

The plaintiffs in the Kelleher securities class action filed on November 13, 2006 a Motion for Consolidation, Appointment as Lead Plaintiff and approval of Section of Lead and Liaison Counsel. In accordance with discussions among counsel for all parties, the parties in the Securities Class Actions have agreed to a Stipulated Order providing for a date on which a Consolidated Class Action Complaint will be filed and a date within which a responsive pleading to that complaint and related briefings will be due. On December 12, 2006, the Kelleher plaintiffs filed a Motion to Partially Lift Discovery Stay, in response to which defendants filed opposition on January 16, 2007. The Court has not ruled on either of the Kelleher plaintiffs’ motions or the Stipulated Order for proceedings in the Securities Class Actions. Under the circumstances, it is not possible for us to predict the likelihood of a favorable or unfavorable resolution of the Securities Class Actions.

The Company, its directors and certain of its officers, were sued in a derivative action (“Derivative Action”) filed in September 2006, raising essentially the same factual allegations as the Securities Class Actions. The Derivative Action was dismissed by Notice of Voluntary Dismissal without prejudice on January 24, 2007.

In the first quarter of fiscal 2007, the Company incurred $19.2 million of legal and other professional fees related to the Valassis merger and litigation.